Exhibit 2.9

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2022, Ultrapar Participações S.A. (“Ultrapar,” the “Company,” “we,” “us,” and “our”) had the following classes of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common shares without par value*	—	New York Stock Exchange*
American Depositary Shares**, each representing one common share	UGP	New York Stock Exchange**

*        Not for trading, but only in connection with the registration of the American depositary shares (the “ADSs”), representing such common shares, pursuant to the requirements of the SEC.

**      Evidenced by American depositary receipts (“ADRs”).

Capitalized terms used but not defined in this Exhibit 2.9 shall have the meaning given to such terms in the Ultrapar’s Annual Report on Form 20-F for the fiscal year ended December 31, 2022 (the “2022 Form 20-F”).

COMMON SHARES

The following description of Ultrapar’s common shares is a summary of selected significant provisions of our bylaws and the Brazilian Corporate Law, the rules and regulations of the CVM and the Novo Mercado listing segment of the B3 regarding certain corporate matters applicable to us. This description is subject to and qualified in its entirety by reference to our bylaws, Brazilian Corporate Law, the rules and regulations of the CVM and the rules of the Novo Mercado. An English translation of the bylaws is incorporated by reference as Exhibit 1.1 to the 2022 Form 20-F. A copy of our bylaws (together with an English translation) is also available for inspection at our website (https://ri.ultra.com.br/).

General

Our common shares are listed and admitted to trade on the Novo Mercado segment of the B3 under the ticker symbol “UGPA3.” Our common shares are listed on the New York Stock Exchange not for trading, but only in connection with the registration of the ADS representing such common shares, pursuant to the requirements of the SEC.

We are registered with the commercial registry of the state of São Paulo under the registration number 35,300,109,724. Pursuant to chapter I, article 3 of our bylaws, our main corporate purpose is the investment of our capital in the trade, industry and agriculture sectors and in companies providing services, through the subscription for or acquisition of shares or quotas in other companies.

Description of Capital Stock

As of December 31, 2022, our subscribed and paid-in capital stock consisted of 1,115,173,080 common shares, all of which have equal voting and equity rights, with no par value, of which 26,158,983 common shares were held in treasury.

In February 2023 and August 2022, the Board of Directors confirmed the issuance of 31,211 and 21,472 common shares, respectively, due to the partial exercise of the subscription warrants issued by the Company as of the approval of the Extrafarma transaction described in this Form 20 F. As a consequence of this issuances, as of the date of this annual report, the Company’s capital stock is represented by 1,115,204,291 common shares, all nominative, with no par value. Since no additional payment for exercising the subscription warrants is due, the issuance did not result in any change in the amount of the capital stock.

1

Novo Mercado

As a result of our common shares being listed on the Novo Mercado, we are required to comply with heightened requirements for corporate governance. In addition, we are not permitted to issue preferred shares or any shares with restricted voting rights while listed on this segment pursuant to its rules. As of January 2, 2018, the new rules for Novo Mercado came into effect and our bylaws reflects said rules since April 10, 2019.

Voting Rights

Each common share entitles its holder to one vote at the matters of the shareholders’ meetings, in accordance with the Brazilian Corporate Law, our bylaws and the Novo Mercado regulations.

In addition, our bylaws and Brazilian Corporate Law provide that holders of common shares are entitled to dividends or other distributions made with respect to such common shares proportionate to their holding of common stock. In the event of our liquidation and after payment of all our liabilities, shareholders are entitled to a return of capital proportionate to their share of common stock. Holders of our common shares may participate in future capital increases and are generally entitled to preemptive rights to obtain new shares under Brazilian Corporate Law. See “—Preemptive Rights.”

According to Brazilian Corporate Law, neither our bylaws nor actions taken at a shareholders’ meeting may deprive a shareholder of the following rights:

•              the right to participate in the distribution of profits;

•              the right to participate in any remaining residual assets in the event of liquidation of our company;

•              preemptive rights in the event of issuance of shares, convertible debentures or warrants, except in certain specific circumstances under Brazilian Corporate Law described in “—Preemptive Rights;”

•              the right to inspect and supervise, in the manner set forth in Brazilian Corporate Law, the management of corporate business; and

•              the right to withdraw from the company in the cases specified in Brazilian Corporate Law, which are described in “—Withdrawal Rights”, except in certain specific circumstances under Brazilian Corporate Law.

Shareholders’ Meetings

A general shareholders’ meeting must be convened and held in accordance with the requirements of Brazilian Corporate Law. Shareholders’ meetings are called by the publication of a notice on at least three occasions in a widely circulating newspaper of the State of São Paulo, our principal place of business, and its website. As determined by Brazilian Corporate Law, the first notice of a shareholders’ meeting shall be given at least 21 days prior to holding the meeting. However, CVM rules require that companies whose shares are also represented by ADSs must convene a shareholders’ meeting no later than 30 days in advance. In addition to such newspaper publication, the CVM requires that all documents related to the agenda to be deliberated upon on the meeting are filed with the CVM and filed on the CVM website (www.cvm.gov.br), as well as being made available at the Company’s headquarters and on its website, and also made available on the website of the B3.

Holders of shares voting at a general shareholders’ meeting have the exclusive power to: (i) amend our bylaws; (ii) elect or dismiss members of the Board of Directors, at any time; (iii) install our fiscal council and elect its members; (iv) approve the yearly accounts by management and to accept or reject management’s financial statements, including the allocation of net profits and the Distributable Amount (as defined below) for payment of the mandatory distribution and allocation to the various reserve accounts; (v) authorize the issuance of debentures considering the terms of our bylaws; (vi) suspend the rights of a shareholder in the event such shareholder does not comply with obligations imposed by law or our bylaws; (vii) accept or reject in-kind contributions offered by a shareholder in consideration for issuance of capital stock; (viii) pass resolutions to reorganize the legal form of, merge, consolidate or split the company, to dissolve and liquidate the company, to elect and dismiss our liquidators and to examine their accounts; and (ix) authorize management to declare us insolvent and to file for judicial reorganization (a procedure involving protection from creditors available under Brazilian law).

2

Except as otherwise provided by Brazilian Corporate Law, a general shareholders’ meeting may be held if shareholders representing at least one-quarter of the voting capital are present. If no such quorum is present, a second notice must again be given eight days in advance, and a meeting may then be convened without any specific quorum requirement, subject to the minimum quorum and voting requirements for certain matters, as described below. A shareholder whose voting rights have been suspended for any reason may still attend the general shareholders’ meeting and take part in the discussion of matters submitted for consideration.

Except as otherwise provided by law, resolutions passed at a general shareholders’ meeting are passed by a simple majority vote, with abstentions not being taken into account. In general, each share has the right to one vote. Under Brazilian Corporate Law and in accordance with our bylaws, the approval of shareholders representing at least one-half of the issued and outstanding shares is required for the following types of action: (i) creating a new class of shares that has a priority, preference, right, condition or redemption or amortization superior to an existing class of shares, such as preferred shares (in which case we would be required to delist from the Novo Mercado segment in accordance with its rules); (ii) changing the mandatory distribution; (iii) changing the corporate purpose; (iv) entering into any merger, consolidation or reorganization of the company; (v) dissolving or liquidating the company, and (vi) participation in a group of companies defined under Brazilian Corporate Law. In the case of (i), the vote of the holders of a majority of issued and outstanding shares of the affected class is also required.

General shareholders’ meetings are called and convened by the chairman of our Board of Directors and are presided over by the chairman of our Board of Directors, or a person designated by him. The chairman of the meeting shall select a secretary from among the meeting’s attendees. Shareholders’ meetings also may be called by (i) any shareholder, if our Board of Directors fails to call a shareholders’ meeting within 60 days after the date on which it is so required; (ii) shareholders holding at least five percent of our shares if our Board of Directors fails to call a meeting within eight days after receipt of a justified request to call the meeting and by those shareholders indicating the proposed agenda; (iii) shareholders holding at least five percent of our shares if our Board of Directors fails to call a meeting within eight days after receipt of a request to call the meeting to form a fiscal council; and (iv) our fiscal council, if one exists, in the event that the Board of Directors fails to call an annual general shareholders’ meeting within a month of the required date. The fiscal council may also call an extraordinary general shareholders’ meeting in the specific context set forth in Brazilian Corporate Law.

Location of Our Shareholders’ Meeting

Our shareholders’ meetings usually take place at our headquarters in the City of São Paulo, located in the State of São Paulo. Brazilian Corporate Law permits us to hold shareholders meetings elsewhere in the event of force majeure, provided that the meetings are held in the City of São Paulo and notice of the meeting clearly indicates where the meeting is to occur.

Also, pursuant to the terms of Resolution 81/22 from CVM, the Shareholders’ Meeting may occur through a digital platform; accordingly, the shareholders shall attend at the meeting through remote voting form; and through digital platform, in person or by attorney-in-fact duly appointed.

Conditions of Admission

Our bylaws provide that, in order to attend a shareholders’ meeting, each shareholder must furnish a share statement issued by the bookkeeping or custodian institution that indicates the number of shares of record held. The Company shall determine the deadline for the shareholders to furnish the share statement on the notice of the shareholders’ meeting. Shareholders represented by proxies must send to the Company the respective power of attorney also prior to the meeting. The proxy must have been appointed less than a year prior to the meeting, and the power of proxy must be granted to a shareholder, corporate officer, lawyer or financial institution.

The shareholders which are investment funds must send the company, within the same period mentioned in the paragraph above: (i) evidence of the capacity of fund manager conferred upon the individual or legal entity representing the shareholder at the shareholders’ meeting, or the proxy granting such powers; (ii) the corporate action of the manager, in case it is a legal entity, granting powers to the representative attending the shareholders’ meeting or to whom the power of attorney has been granted; and (iii) in the event the representative or proxy is a legal entity, the same documents referred to in (ii) above, as related thereto.

We will verify in good faith the validity of the documents showing the capacity of a shareholder’s representative and will presume the truthfulness of the credible statements made by such representative. However, shareholders will be prohibited from participating in any meeting if such shareholder or its representative fails to present the respective power of attorney or the custodian’s statement (if shares are held through a custodian institution).

3

In the event a shareholder participates in a meeting without proper representation as mentioned in the paragraph above, or in case such shareholder does not own the number of shares claimed to be owned by it, we will notify such shareholder about the issue and will disregard the votes cast by such shareholder at the meeting. In addition, regardless of whether we hold another shareholders’ meeting to vote on the same matters, such shareholders will be liable for any losses and damages arising from their acts.

Should a dispute arise with respect to exclusion from a meeting under such circumstance, the dispute will be submitted to arbitration as provided for in the Novo Mercado regulations and pursuant to our bylaws.

Board of Directors

The Management is composed of the Board of Directors and by our Executive Officers. As of December 31, 2022, our Board of Directors consisted of ten members, all of them being non-executive members and six of whom were independent, according to the Brazilian Novo Mercado Listing Rules. One member of the Board was an executive officer until December 2012 and one member was our executive officer until December 2021. On April 19, 2023, a new composition of the Board of Directors was elected for a two-year term. Our Board of Directors now consists of 9 members, seven of whom are independent according to the Brazilian Novo Mercado Listing Rules. The non-independent members are related, directly or indirectly, to Ultra S.A. and one of them is also our CEO.

Our Board of Directors must meet every three months and extraordinarily whenever called by its chairman or by any two directors. During 2022, nine board meetings were held.

Each meeting of the Board of Directors requires the majority of the directors to be present, including the chairman or the vice-chairman, before the meeting may commence. The vote of the majority of the members present is required for the approval of a resolution by the Board of Directors. In case of a tie, the chairman, or in the chairman’s absence, the vice chairman, will provide the casting vote. In case of urgency, the chairman of our Board of Directors (or a third party that he/she may appoint) may call a special meeting of the Board of Directors with a shorter notice period than the usual; provided, however, that two-thirds of board members are present in order to commence such special meeting. Among other responsibilities, the Board of Directors is responsible for (i) setting general guidelines, (ii) electing and removing executive officers, supervising their management and fixing their compensation, (iii) deliberating on the issuance of new shares, within the limits of our authorized capital, (iv) authorizing the distributions of dividends and interest on shareholders’ equity, (v) approving transactions with value exceeding five percent of our shareholders’ equity, (vi) approving our dissolution or merger and (vii) select and dismiss the independent auditors. Pursuant to Brazilian law, the Board of Directors must be elected by the shareholders at the general shareholders’ meeting.

Members of the Board of Directors are elected for a period of two years and may be reelected.

Our bylaws require that at least one-third or two, whichever is higher, of the members of our Board of Directors be independent directors, which exceeds the 20% required by the Novo Mercado segment regulation. In addition, our bylaws set forth that the election of the members of the Board of Directors must be made through the nomination of a slate of candidates, unless cumulative voting is requested. Only the following slates of candidates will be eligible; (i) those nominated by the Board of Directors; or (ii) those nominated by any shareholder or group of shareholders.

When electing members to the Board of Directors, shareholders will be entitled to request, as required by law and our bylaws, the adoption of a cumulative voting process, provided that they do so within, at least, forty-eight hours in advance of the shareholders’ meeting. The minimum percentage of capital necessary for requesting the cumulative voting process is 5% of the shares. In the event the election has been conducted by cumulative voting, the removal of any member of the Board of Directors by the shareholders’ meeting shall entail the removal of the other members, giving rise to a new election.

4

Dividends and Profit Reserve Accounts

The bylaws of a Brazilian company may establish a minimum percentage of the profit that must be paid to shareholders as mandatory dividends. The amounts due as dividends may be paid as interest on net equity. Our bylaws approved at the extraordinary and annual general shareholders’ meeting held on April 13, 2022 provides for a mandatory distribution equal to 25% of the adjusted net profit, after the allocation of 5% of the net profit to the legal reserve.

Brazilian Corporate Law defines the “net profit” as the results of the relevant fiscal year, reduced by accumulated losses of prior fiscal years, provisions for income tax and social contribution on the net profit for such fiscal year, and amounts allocated to employees’ and management’s participation on the results in such fiscal year.

Under Brazilian Corporate Law, the net profit may be reduced or increased by the following:

  amounts allocated to the legal reserve;
  amounts allocated to the statutory reserve, if any;
  amounts allocated to the contingency reserve, if required;
  amounts allocated to the unrealized profit reserve;
  amounts allocated to the retained profit reserve;
  amounts allocated to the income tax exemption reserve;
  reversions of reserves registered in prior years, in accordance with Brazilian GAAP; and
  reversions of the amounts allocated to the unrealized profit reserve, when realized and not absorbed by losses.

Legal reserves. We are required to maintain a legal reserve to which we must allocate 5% of our net profit until the amount of our legal reserve equals 20% of paid-in capital. We are not required to make any allocations to the legal reserve for any fiscal year in which such reserve, when added to our capital reserves, exceeds 30% of our capital stock. Accumulated losses, if any, may be charged against the legal reserve. Other than that, the legal reserve can only be used to increase our capital.

Statutory reserves. Under Brazilian Corporate Law, any corporation may create statutory reserves, in which case it shall be provided in its respective bylaws. In this case, the bylaws must also indicate the reserve purpose, allocation criteria and maximum amount of reserve. As provided in our bylaws, we may allocate up to 75% of our adjusted net profit to an investment reserve, up to the limit of 100% of our capital stock.

Contingency reserves. Under Brazilian Corporate Law, our shareholders may decide, upon a proposal of our Board of Directors, to allocate a discretionary amount of our net profit to a contingency reserve for estimated future losses, which are deemed probable. The distributable amount may be further increased by the reversal of such reserve in the fiscal year when the reasons that justified the creation of such reserve cease to exist or in which the anticipated loss occurs. Accordingly, there is no specific percentage of net profit allocable to this type of reserve.

Unrealized profits reserves. Under Brazilian Corporate Law, when the mandatory dividend amount exceeds the realized net profits in a given fiscal year, our shareholders may elect, upon a proposal of our Board of Directors, to allocate some or all of the excess dividend amount to any unrealized profits reserve. Brazilian Corporate Law defines “realized” net profits as the amount by which the company’s net profits exceed the sum of (1) its net positive results, if any, from the equity method of accounting for earnings and losses of the company’s subsidiaries and certain of its affiliates and (2) the profits, gains or returns that will be received by the company after the end of the next fiscal year. The distributable amount is increased by the profits that were allocated to such reserve when they are realized.

5

Income tax exemption reserve. Under Brazilian Corporate Law, the portion of the net profit derived from donations or governmental incentives directed to investments, can be excluded of the Distributable Amount.

Retained profits reserve. Under Brazilian Corporate Law, our shareholders may decide to retain a discretionary amount of our net profits that is provided for in a budget approved in the general shareholders’ meeting, upon the proposal of its Board of Directors, for the expansion of our installations and other investment projects. After the conclusion of the relevant investments, we may retain the reserve until the shareholders approve the transfer of the reserve, in full or in part, to its capital or to the accumulated profits reserve. In accordance with Brazilian Corporate Law, if a project to which part of the reserve has been allocated has a term exceeding one year, the budget for such project must be approved by the general shareholders’ meeting each fiscal year through the conclusion of the project.

Brazilian Corporate Law provides that all statutory allocations of net profit, including the unrealized profits reserve and the reserve for investment projects, are subject to approval by the shareholders voting at a general shareholders’ meeting and may be used for capital increases or for the payment of dividends in subsequent years. The legal reserve is also subject to approval by the general shareholders’ meeting and may be transferred to capital or used to absorb losses, but is not available for the payment of dividends in subsequent years.

The balance for the profit reserve accounts, except for the contingency reserve and unrealized profits reserve, may not exceed the share capital. If this happens, our shareholders must determine whether the excess will be applied to pay in the subscribed and unpaid capital, to increase and pay in the subscribed stock capital or to distribute dividends.

The profits unallocated to the accounts mentioned above must be distributed as dividends.

A company is permitted to allocate to the unrealized profits reserves all income from equity gains in subsidiaries that are not distributed to the company in the form of cash dividends. When such gains are distributed to the company in the form of cash dividends, the company is required to reverse the reserve. In addition to the mandatory distribution, the Board of Directors may recommend to the shareholders the payment of interim distributions from other funds that are legally available for such purposes. Any payment of an interim dividend may be set off against the amount of the mandatory dividend distribution for that fiscal year.

As an alternative form of payment of dividends, Brazilian companies may distribute interest on capital, which payments may be treated by a company as a deductible expense for income and social contribution taxes purposes. Payments of interest on capital may be made at the discretion of our Board of Directors, subject to the approval of the holders of our common shares. Payments of interest attributed to shareholders’ equity, net of withholding tax, may be distributed as part of the minimum mandatory dividends, to the extent that it does not exceed the limits described below. This interest is calculated in accordance with the daily pro rata variation of the Brazilian government’s long-term interest rate (TJLP), as determined by the Central Bank from time to time, and cannot exceed the greater of:

  50% of net income (after the deduction of the social contribution on profits and before the provision for corporate income tax and the amounts attributable to shareholders as net interest on equity) related to the period in respect of which the payment is made; or
  50% of the sum of retained profits and profit reserves in the beginning of the period with respect to which the payment is made.

Under Brazilian Corporate Law, a company may suspend the mandatory distribution either in the form of dividends or payments of interest on capital if the shareholders at the general shareholders’ meeting determine, based on the Board of Directors’ proposal, which is reviewed by the Fiscal Council when installed, that payment of the mandatory distribution for the preceding fiscal year would be inadvisable in light of the company’s financial condition. The management of the Company must report to the CVM such suspension within five days of the relevant general shareholders’ meeting. Under Brazilian law, mandatory distributions that are suspended and not offset against losses in future years must be paid as soon as the financial condition of the company permits.

6

We declare and pay dividends and/or interest on capital, pursuant to Brazilian Corporate Law and our bylaws. Our Board of Directors may approve the distribution of dividends and/or interest on capital, calculated based on our annual or semiannual financial statements or on financial statements relating to shorter periods. The amount of any distributions will depend on a series of factors, such as our financial condition, prospects, macroeconomic conditions, tariff adjustments, regulatory changes, growth strategies and other issues our Board of Directors and our shareholders may consider relevant.

 Holders of our common shares are entitled to receive dividends declared by us solely from the date of the subscription and/or acquisition of such common shares.

Payment of Dividends

Within the four months following the end of each fiscal year, our shareholders are required to hold an annual general shareholders’ meeting to decide, among other things, on the allocation of our net profits with respect to the fiscal year ended immediately prior to the shareholders’ meeting and the payment of an annual dividend. Additionally, interim dividends may be declared by our Board of Directors. Under Brazilian Corporate Law, dividends are generally required to be paid within 60 days following the date the dividend was declared, unless a shareholders’ resolution sets forth another date of payment, which, in either case, must occur prior to the end of the fiscal year in which such dividend was declared. Pursuant to Brazilian civil law, unclaimed dividends revert to us three years after the date when we begin to pay such declared dividends.

Shareholders who are not residents of Brazil must register with the Central Bank to have dividends, sales proceeds or other amounts with respect to their common shares eligible to be remitted in foreign currency outside of Brazil. The shares underlying the ADSs will be held in Brazil by Itaú Corretora de Valores S.A., as agent for the Depositary. For purposes of the registration requirement, the Depositary is deemed to be the stockholder of the common shares underlying the ADSs. The Depositary will register such common shares with the Central Bank. Payments of cash dividends and distributions, if any, will be made in Brazilian currency to the Custodian on behalf of the Depositary. The Custodian will then convert such proceeds into U.S. dollars and will cause such U.S. dollars to be delivered to the Depositary for distribution to holders of ADSs. In the event that the Custodian is unable to convert immediately the Brazilian currency received as dividends into U.S. dollars, the amount of U.S. dollars payable to holders of ADSs may be adversely affected by devaluations of the Brazilian currency that may occur before such dividends are converted and remitted. Dividends in respect of the common shares paid to shareholders who are not Brazilian residents, including holders of ADSs, are exempt from Brazilian withholding tax except for dividends declared based on profits generated prior to December 31, 1995. Distributions of interest attributable to shareholders’ equity are currently subject to withholding tax at a rate of 15%, or 25% in the case of a shareholder domiciled in a “tax haven.” See “Item 10.E. Additional Information—Taxation—Brazilian Tax Considerations” in the 2022 Form 20-F.

Withdrawal Rights

Holders of shares have a right of redemption (appraisal rights) in certain limited circumstances. Under Brazilian Corporate Law and subject to the rules set forth on such law, a dissenting shareholder may seek redemption of his or her shares upon a decision made at a shareholders’ meeting: (i) to create a new class of shares that has a priority, preference, right, condition or redemption or amortization superior to an existing class of shares, such as preferred shares (in which case we would be required to delist from the Novo Mercado segment in accordance with its rules); (ii) to reduce the mandatory distribution of dividends; (iii) to change our corporate purposes; (iv) to transfer all of our shares to another company in order to make us a wholly owned subsidiary of such company (incorporação); (v) to participate in a group of companies, subject to the limits set forth in Brazilian Corporate Law; or (vi) to merge with another company The right to redemption lapses thirty days after publication of the minutes of the relevant shareholders’ meeting. We would be entitled to reconsider any action giving rise to redemption rights within ten days following the expiration of such rights if the redemption of shares of dissenting shareholders would jeopardize our financial stability.

Shares are redeemable at their book value, determined on the basis of the last balance sheet approved by the shareholders. If the shareholders’ meeting giving rise to redemption rights occurs more than 60 days after the date of the last approved balance sheet, a shareholder may demand that its shares be valued on the basis of a new balance sheet that is as of a date within 60 days of such shareholders’ meeting.

Redemption

Under Brazilian Corporate Law, our shareholders may decide at an extraordinary shareholders’ meeting to require us to redeem its outstanding shares. Share redemption may be paid for using our profits, profit reserves or capital reserves. If the share redemption is not applicable to all shares, the redemption will be made by lottery. If custody shares are picked in the lottery and there are no rules established in the custody agreement, the financial institution will specify the shares to be redeemed on a pro rata basis.

7

Registration of Shares

All of our shares are kept in book-entry form and held in a deposit account with a financial institution authorized by the CVM, in the name of their holders, without certificates issued. The transfer and record cost, as well as the cost of the services relating to our book-entry shares, may be charged directly to the shareholder by the bookkeeping institution.

Preemptive Rights

Each of our shareholders has a general preemptive right to subscribe for shares in any capital increase in proportion to its shareholding. A minimum period of 30 days following the publication of notice of the capital increase is allowed for the exercise of the right, and the right is negotiable. You may not be able to exercise preemptive rights in respect of shares represented by ADSs unless a registration statement under the Securities Act is effective or an exemption from the registration requirement thereunder is available.

Under the terms of Article 172 of Brazilian Corporate Law and our bylaws, our Board of Directors may waive preemptive rights or reduce the period for the exercise thereof with respect to the issuance of new shares, debentures convertible into our shares and warrants up to the limit of our authorized stock capital if the distribution of those securities is carried out through: (i) a stock exchange, (ii) a public tender offer or (iii) an exchange offer for shares in a public tender offer the purpose of which is to acquire control of another company.

Restriction on Certain Transactions by Controlling Shareholders, Directors and Officers

We, members of our Board of Directors, executive officers, members of our fiscal council, if installed, members of any technical or advisory body or whomever which, by virtue of its title, duty or position in us, or in our controlling shareholders, controlled companies or affiliates, have knowledge of a material fact, and any other person who has knowledge of material information and knows it has not been disclosed to the market (including auditors, analysts, underwriters and advisers), are considered insiders. Insiders may not trade our securities or derivatives of our securities prior to the disclosure of such material information to the market.

Such restriction will apply, without limitation, (i) if we intend to merge or combine with another company, consolidate, sell part or all of our assets or reorganize, until such information is disclosed to the market; (ii) if an agreement for the transfer of our control has been executed, or if an option or mandate for such effect has been granted, until such information is disclosed to the market; (iii) during the 15-day period prior to the disclosure of our quarterly and annual financial statements required by CVM; and (iv) to the controlling shareholders, if any, the officers, and members of the Board of Directors, whenever we, or any of our controlled companies, affiliates or companies subject to the same control, are in process of purchasing or selling shares issued by us.

Restriction on Certain Transactions outside Our Corporate Purposes

Brazilian Corporate Law prohibits us from undertaking any business practices inconsistent with our corporate purpose and core business.

Arbitration

The company, its shareholders, directors and executive officers and members of the compensation committee, statutory audit committee and fiscal council, if installed, are required to submit to arbitration at the Market Arbitration Tribunal, any and all disputes or controversies arising between them, either related to or resulting from the application, validity, effectiveness, interpretation, violation and their effects, of the provisions set forth in Law 6,404/76, in our bylaws, in the rules enacted by the CVM, as well as other rules applicable to capital markets in general, in addition to those set forth in the rules of the Novo Mercado, in the Arbitration Regulation, in the Sanctions Regulation and in Novo Mercado Participation Agreement.

8

Deregistration as Publicly-Held Company

We may only deregister as a publicly-held company if such deregistration is approved by a majority of the shareholders present at a shareholders’ meeting, which shall be conditioned to: (i) the launching of a public tender offer for the acquisition of all of our outstanding shares in accordance with the provisions of Brazilian Corporate Law, the CVM rules and regulations, the Novo Mercado regulation and our bylaws by us, our controlling shareholders or a group of controlling shareholders and (ii) the acceptance of at least two thirds (2/3) of the shareholders representing the free float that show up at the tender offer auction (whether by selling its shares or expressly agreeing with the deregistration), in which case we would become a privately-held company. The price offered for such outstanding shares must at least correspond to the fair value of such shares as set forth in the respective appraisal report issued by a specialized institution with proven experience hired by the offeror for the purposes of the tender offer.

Shareholders holding at least ten percent of the free float of our shares may require our management to call a special shareholders’ meeting to determine whether to perform another valuation using the same or a different valuation method. This request must be made within 15 days following the disclosure of the price to be paid for the shares in the public tender offer. If the new valuation price is equal to or lower than the original valuation price, the shareholders making such request as well as those who vote in its favor must reimburse the Company for any costs incurred in preparing the new appraisal report. If the new valuation price is higher than the original valuation price, the offeror shall then decide whether to proceed with the public tender offer observing the new price or withdraw the tender offer, in which case the Company will continue to be registered as a publicly-held company.

Withdrawal from the Novo Mercado

According to the new Novo Mercado Listing Rules – applicable as of January 2, 2018 – and to our bylaws, as further amended, the withdrawal from the Novo Mercado may be: (i) voluntary; or (ii) mandatory, as a result of the violation of any the rules of the Novo Mercado or the deregistration as publicly-held company.

The withdrawal, however, shall only occur after the launching of a public tender offer for the Company’s outstanding shares, which shall (i) follow, as applicable, the CVM regulation that rules that the mandatory tender offer for the deregistration as publicly-held company (including the abovementioned possibility to request a second valuation report); (ii) be launched at a fair price, as appointed in the appraisal report issued by a specialized institution with proven experience for the purposes of the tender offer; and (iii) be approved by at least one third (1/3) of the shareholders representing the free float that participate in the tender offer auction (whether by selling its shares or expressly agreeing with the withdrawal from the Novo Mercado).

The obligation to launch such public tender offer, however, may be waived by the majority of the shareholders representing the Company’s free float present at the shareholders’ meeting convened to resolve on that matter. Such shareholders’ meeting may be held on first call with the attendance of shareholders representing two thirds (2/3) of the free float or, on second call, with the attendance of any number of shareholders representing the free float.

The withdrawal from the Novo Mercado does not necessarily result in our deregistration as a publicly-held company on the B3.

If the Company participates in a corporate reorganization involving the transfer of its shareholders’ base to a company that is not listed in the Novo Mercado, such resulting company or companies must apply for listing on Novo Mercado within one hundred and twenty (120) days from the date of the general shareholders meeting that approved the reorganization, unless the majority of the shareholders representing the Company’s free float present at such shareholders’ meeting agrees with the non-listing of the resulting company.

Pursuant to the new rules of the Novo Mercado and to our new bylaws, the voluntary withdrawal shall be preceded by a public tender offer at fair market value. For the withdrawal to move forward, shareholders representing more than one third (1/3) of the outstanding shares shall need to accept the tender offer or expressly agree to delist without selling the shares.

According to the rules of the Novo Mercado, in the event of a transfer of our shareholding control within 12 months following our delisting from the Novo Mercado, the selling controlling shareholder(s) and the acquirer must offer to acquire the remaining shares for the same price and terms offered to the selling controlling shareholders, duly updated, or pay the difference, if any, between the tender offer price accepted by the former shareholders, duly updated, and the price obtained by the controlling shareholder in selling its shares.

9

Sale of Control

In the event of a direct or indirect sale of the Company’s shareholding control, through a single or series of transactions, the acquirer must conduct a public tender offer for all shares held by the remaining shareholders in order to ensure equal treatment of all shareholders (tag-along right). Such right has been provided to Ultrapar’s shareholders since March 22, 2000, in accordance with the terms of the Ultra S.A. shareholders’ agreement signed on the same date, which has since then been rescinded and replaced by our bylaws. The tender offer is subject to applicable laws and regulations, our bylaws and the rules of the Novo Mercado.

A public tender offer is also required when there is an assignment for consideration of share subscription rights or rights of other securities convertible into our shares, which results in the transfer of control of the Company. In such case, the acquiring shareholder must (i) complete a public tender offer for our remaining shares on the same terms and conditions offered to the selling shareholder and (ii) according to our bylaws, reimburse the counterparties from whom it has acquired our shares on the stock exchange in the six-month period preceding the transaction which resulted in a change in control. The reimbursement amount corresponds to the positive difference between the price paid to the selling shareholder in the transaction that resulted in a change of control and the adjusted price paid in the transactions carried out on the B3 during this six-month period, as adjusted by the SELIC rate up until the payment date.

The buyer of a controlling interest shall, after the financial settlement of the foregoing tender offer, take the appropriate actions to, over the course of the subsequent 18 months, restore the minimum percentage of outstanding shares as per the rules of the Novo Mercado.

Acquisition of a Relevant Interest

Any person, regardless of whether he/she is a shareholder, which, on his/her own account or acting jointly with another person, acquires our shares, through a single transaction or a series of successive transactions, representing 20% or more of our capital stock, is required to make a tender offer for the acquisition of the shares held by the remaining shareholders at a price equal to the highest value per share paid by him/her in the preceding six months, adjusted pursuant to the SELIC rate. Such persons will not be required to carry out a public tender offer in the event they timely and cumulatively sell on a stock exchange the number of our shares that exceeds such thresholds, within 30 days from the date they provide notice to the Company of their intent to make such sales. In addition, the requirement to carry out a public tender offer will not apply in the event any shareholder or group of shareholders hold more than 50% of our capital stock at the time of acquisition of the relevant interest.

Public Tender Offers

A single public tender offer may be launched for more than one of the purposes provided for in our bylaws, the Novo Mercado Listing rules, the Brazilian Corporate Law or in the regulations issued by the CVM, provided that the procedures used when conducting the unified public tender offer are compatible with all requirements of each individual public tender offer, the public tender offers do not suffer any damages and the authorization of the CVM is obtained, when required by the applicable law.

Purchases of Our Shares by Us

Our Board of Directors may approve the acquisition of our shares by us. The acquisition of our shares for cancellation or maintenance in treasury may not, among other actions (i) result in a reduction of our share capital; (ii) require the use of resources greater than our retained earnings or reserves (other than the legal reserve, unrealized profit reserve, revaluation reserve, and special mandatory dividend reserves) as recorded in our most recent balance sheet; (iii) create, directly or indirectly, any artificial demand, supply or share price condition, or use any unfair practice as a result of any action or omission; (iv) be conducted during the course of a public tender offer for the purchase of our shares; or (v) be used to purchase shares not fully paid or held by our controlling shareholder.

We cannot hold in treasury more than 10 percent of our total outstanding shares, including the shares held by our subsidiaries and affiliates.

Resolution 77/22 from CVM determines specific cases where the acquisition of our shares by the company itself must be approved by the shareholders’ meeting. Moreover, subject to certain limitations, we may acquire or issue put options or call options related to our shares.

10

AMERICAN DEPOSITARY SHARES

The following description of Ultrapar’s ADSs is a summary and does not purport to be complete. This description is subject to and qualified in its entirety by reference to the amended and restated deposit agreement dated March 2, 2018 between Ultrapar, The Bank of New York Mellon, as depositary (the “depositary”) and all owners and beneficial owners from time to time of the American depositary shares (“ADSs”) issued thereunder (the “deposit agreement”), including the form of ADRs. For more complete information, you should read the entire deposit agreement and the form of ADR. The form of deposit agreement (including the form of ADR) is incorporated by reference as Exhibit 2.9 to the 2022 Form 20-F. As used in this section, “you” means an owner or beneficial owner of ADSs.

General

The ADRs are listed and traded on the New York Stock Exchange. Our common shares are listed on the New York Stock Exchange not for trading, but only in connection with the registration of the ADS representing such common shares, pursuant to the requirements of the SEC.

The depositary has executed and delivered, and may from time to time execute and deliver, ADRs. Each ADR is a certificate representing a specific number of ADSs. Each ADS represents one common share (or a right to receive one common share) deposited with the principal São Paulo office of Itaú Corretora de Valores S.A., as agent for the depositary. Each ADS also represent any other securities, cash or other property, which may be held by the depositary. The depositary’s office at which the ADRs are administered and its principal executive office is located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either directly (by having an ADR registered in your name) or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as one of our shareholders and you will not have shareholder rights, which are governed by Brazilian law. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADRs, you will have ADR holder rights. The deposit agreement sets out the ADR holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADRs.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

•

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible, or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. With respect to the foreign currency that is not distributed, the depositary may either (i) distribute such foreign currency to the ADR holder upon its request or (ii) hold the foreign currency for the account of the ADR holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

11

Before making a distribution, the depositary will deduct any withholding taxes that must be paid. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•

Shares. The depositary, after consulting with us, may, and if we request, must, distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will try to sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may also sell a portion of the distributed shares to pay fees and expenses in connection with the distribution. If the depositary does not distribute additional ADRs, the outstanding ADSs will also represent the new shares.

•

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares, or any other rights, the depositary may, after consulting with us, make these rights available to you. If the depositary decides it is not legal and practical to make these rights available after consulting with us, it may sell the rights and distribute the proceeds in the same way it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will exercise the rights and acquire the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise these rights if you pay the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADRs described in this section except for changes needed to put the necessary restrictions in place.

•

Other Distributions. The depositary will, after consulting with us, send you anything else we distribute on deposited securities by any means it believes is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Alternatively, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. The depositary may sell a portion of the distributed property to pay fees and expenses in connection with the distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, shares, rights or anything else to ADR holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit and Withdrawal

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADRs at its office to the persons you request.

How do ADS holders cancel an ADR and obtain shares?

You may surrender your ADRs at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADR to you or a person you designate at the office of the custodian. Alternatively, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

12

Voting Rights

How do you vote?

You may instruct the depositary to vote the number of shares your ADSs represent. The depositary will notify you of shareholders’ meetings and arrange to deliver our voting materials to you if we ask it to. Those materials will describe the matters to be voted on and explain how you may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by the date set by the depositary.

The depositary will try, as far as practical, subject to Brazilian law and the provisions of our organizational documents, to vote the number of shares, or other deposited securities represented by your ADSs, as you instruct. The depositary will only vote or attempt to vote as you instruct, or as described below.

We cannot ensure that you will receive voting materials or otherwise learn of an upcoming shareholders’ meeting in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner in which the voting instructions are carried out. This means that you may not be able to vote and you may have no recourse if your shares are not voted as you requested.

If we asked the depositary to solicit your instructions and the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs. The depositary will give a discretionary proxy in those circumstances to vote on all questions to be voted upon.

Fees and Expenses

The following table summarizes the fees and expenses payable by holders of ADSs:

Persons depositing or withdrawing shares must pay:	For
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

(i) Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

(ii) Cancellation of ADSs for the purpose of withdrawal, including if the Deposit Agreement terminates

$0.05 (or less) per ADSs	Any cash distribution
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities to holders of deposited securities which are distributed by the depositary to ADS holders
$0.05 (or less) per ADS (or portion thereof) per annum	Depositary services
Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	(i) Cable(including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement) (ii) Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services through a deduction from cash distributions, by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

13

Payment of Taxes

The depositary may deduct the amount of any taxes owed from any payments to investors who hold ADSs. It may also sell deposited securities, by public or private sale, to pay any taxes owed. Investors who hold ADSs will remain liable if the proceeds of the sale are not sufficient to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to investors who hold ADSs any proceeds, or send investors who hold ADSs any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers
If we:	Then:

•      Change the par value of our shares

•      Reclassify, split up or consolidate any of the deposited securities

•      Distribute securities on the shares that are not distributed to you

•      Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADR holders, it will not become effective for outstanding ADRs until 30 days after the depositary notifies ADR holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADR, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 60 days. In either case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents’ actions under the deposit agreement will be limited to the following: (1) advise you that the deposit agreement is terminated, (2) collect distributions on the deposited securities (3) sell rights and other property, and (4) deliver shares and other deposited securities upon cancellation of ADRs. One year or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received from the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination of the deposit agreement our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

14

Limitations on Obligations and Liability

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

•

have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf or on behalf of any other person unless it is indemnified on a basis satisfactory to it; and

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we agree to indemnify the depositary for acting as depositary, except for losses caused by the depositary’s own negligence or bad faith, and the depositary agrees to indemnify us for losses resulting from its negligence or bad faith.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADR, make a distribution on an ADR, or permit withdrawal of shares or other property, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;
•	satisfactory proof of the identity and authenticity of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADRs or register transfers of ADRs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

15

Your Right to Receive the Shares Underlying your ADRs

You have the right to cancel your ADRs and withdraw the underlying shares at any time except:

•

When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares.

•	When you owe money to pay fees, taxes or similar charges.

•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADRs

The deposit agreement permits the depositary to deliver ADRs before deposit of the underlying shares, which is referred to as a pre-release of the ADR. The depositary may also deliver shares upon surrender of pre-released ADRs (even if the ADRs are surrendered before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADRs instead of shares to close out a pre-release. The depositary may pre-release ADRs only under the following conditions: (i) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADRs to be deposited; (ii) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; (iii) the depositary must be able to close out the pre-release on not more than five business days’ notice and (iv) any other indemnities and credit regulations are provided in which the depositary may deem necessary. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

16